Exhibit 10.1

SECOND SUPPLEMENT TO EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

This Second Supplement (herein so called), effective as of March 21, 2017 (the “Supplement Effective Date”), to the Exclusive License and Supply Agreement, effective as of December 24, 2009 (the “Original Agreement), is by and between Reata Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, USA, with an address at 2801 Gateway Drive, Suite 150, Irving, Texas 75063 (“Reata”), and Kyowa Hakko Kirin Co., Ltd., a company organized and existing under the laws of Japan, with an address at 1-9-2 Ohtemachi, Chiyoda-ku, Tokyo, 100-0004, Japan (“Kyowa Kirin”). Reata and Kyowa Kirin are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties”.

WHEREAS Reata wishes to perform portions of a Phase 3 clinical study of RTA 402 in pulmonary arterial hypertension (“PAH”) patients in the Philippines (“Study”).

WHEREAS, in order to permit Reata to perform in the Philippines all activities necessary to complete the Study without violating the terms and provisions of the Original Agreement, the Parties wish to supplement the terms of the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

Item #1

Kyowa Kirin grants to Reata a non-exclusive, royalty free, license to perform the Study under the Licensed Technology to the extent necessary to support Reata’s efforts to develop, use, sell, offer for sale, import and export RTA 402 in the Field outside the Territory. Reata shall be entitled to undertake all activities necessary to complete the Study in accordance with the protocol of the Study.

Item #2

Reata shall bear all costs incurred by or for Reata to perform the Study. Reata shall provide Kyowa Kirin with a protocol of the Study before the start of the Study and if requested by Kyowa Kirin, Reata shall report the progress of the Study to Kyowa Kirin. Upon request from Kyowa Kirin and/or completion of the Study, Reata shall provide Kyowa Kirin with all data generated from the Study (“Study Data”) and any Philippine regulatory filings for RTA 402 (“Study Regulatory Data”) under no obligation and at no cost of Kyowa Kirin. Kyowa Kirin shall have a right to access, a right of reference, and a right to use and incorporate all Study Data and Study Regulatory Data in any Regulatory Filings or for other uses with respect to Licensed Products in the Territory under no obligation and at no cost of Kyowa Kirin.

Item #3

Neither Kyowa Kirin nor Reata shall have an obligation to complete the Study or pursue additional clinical development, file an NDA, or obtain Commercialization Regulatory Approvals in the Philippines relating to the Study undertaken by Reata. Provided that, in the event (i) a Regulatory Authority in the Philippines or Applicable Laws in the Philippines requires or orders Reata to complete the Study or pursue additional clinical development, file an NDA, obtain Commercialization Regulatory Approvals, sell, offer for sale or import RTA 402 in the Philippines relating to the Study and (ii) Kyowa Kirin makes decisions not to undertake such requirements or orders with respect to RTA 402 in the Philippines, Reata shall be responsible for undertaking such requirements or orders with respect to RTA 402 in the Philippines at its sole cost and expense.

Item #4

Reata confirms that Reata shall be responsible for undertaking all activities under this Second Supplement or all communications and obligations derived from this Second Supplement towards any Regulatory Authority in the Philippines or Applicable Laws in the Philippines at its sole cost and expense. Such activities or communications and obligations include the supply of RTA 402 to Third Parties. For clarity, Reata confirms that Reata shall not obligate Kyowa Kirin to supply RTA 402 to patients or doctors as part of “compassionate use” programs or other similar regulations or orders in the Philippines.

Item #5

Except where specifically defined herein, capitalized terms used herein shall have the same meanings ascribed to them in the Original Agreement.

Item #6

Except as supplemented by this Second Supplement, the Original Agreement, and the Supplement to Exclusive License and Supply Agreement dated January 1, 2016, between the Parties, shall remain in full force and effect pursuant to its terms.

IN WITNESS WHEREOF, the Parties have executed this Second Supplement to be effective as of the Supplement Effective Date.

KYOWA HAKKO KIRIN CO., LTD.	REATA PHARMACEUTICALS, INC.

By: <Tamao Watanabe>	By: <J. Warren Huff>

Name: Tamao Watanabe	Name: J. Warren Huff

Title: Director,	Title: President and Chief Executive Officer

Business Development Department

Date: <March 24, 2017>	Date: <3/28/2017>